Exhibit 99

List of Pending Tobacco Cases

The following sets forth the principal parties to the proceedings referred to in Item 3 of this Form 10-K in which Registrant is currently named as a defendant, the court in which such proceedings are pending and the date such proceedings were instituted against Registrant:

DeBobes, L. (severed from Perri, A.) v. The American Tobacco Company, et al., Supreme Court of New York, Nassau County, October 17, 1997;

Eiser, L. v. The American Tobacco Company, et al., Court of Common Pleas of Philadelphia County, Philadelphia, March 31, 1999;

Gelfond, M. v. Fortune Brands, Inc., et al., Supreme Court of New York, New York County, May 1, 1998;

James, T. (severed from Crane, J.) v. The American Tobacco Company, et al., Supreme Court of New York, New York County, April 4, 1997; and

Yedwabnick (f/k/a Smith, BJ) v. The American Tobacco Company, et al., Supreme Court of New York, Queens County, August 26, 1997.

List of Terminated Tobacco Cases

The following cases, previously listed as pending, have been dismissed and were not previously reported as such:

None.